YA GLOBAL INVESTMENTS LP
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

March 3, 2010

Senesco Technologies, Inc.
303 George Street, Suite 420
New Brunswick, NJ 08901

Re: Payoff

Ladies and Gentlemen:

YA Global Investments, L.P. (the "Lender"), has been advised by Senesco Technologies, Inc. (the "Company") that the Company desires to redeem all outstanding monetary obligations (collectively, the "Obligations") of the Company to the Lender under the secured convertible debenture (No. SNT-1-1) issued on September 21, 2007 in the original principal amount of $1,500,000, the secured convertible debenture (No. SNT-1-2) issued on October 16, 2007 in the original principal amount of $1,500,000 and the secured convertible debenture (No. SNT-1-3) issued on December 20, 2007 in the original principal amount of $2,000,000 (collectively, the "Debentures"). The lender will accept such repayment upon the terms of this letter until March 5, 2010, unless an extension period is mutually agreed upon by the Company and the Lender. Such repayment should be wire transferred to the Lender pursuant to the wire instructions attached hereto as Exhibit A.

The Lender and the Company have mutually agreed that, the total amount which shall be paid by the Company in order to repurchase the Obligations from the Lender, if paid prior to 5:00 p.m. (New York time) on March 3, 2010 (the "Payoff Date") is $ 2,194,844 (the "Payoff Amount"), which amount includes all principal, interest, any accrued but unpaid interest, redemption amounts, fees, costs, expenses and liquidated damages as of such date; provided, however, that if the Payoff Amount is not received by 5:00 p.m. on the Payoff Date, per diem interest at $ 402.33 per day shall be due until payment is so received. Upon receipt of the Payoff Amount, the Lender shall return (i) original copies of the Debentures to the Company and (ii) Warrant No. SNT-A-1 to purchase 1,387,500 shares of the Company's common stock at an exercise price of $1.01 per share ("Warrant SNT-A-1") and Warrant No. SNT-A-2 to purchase 1,387,500 shares of the Company's common stock at an exercise price of $1.01 per share ("Warrant SNT-A-2" and together with Warrant SNT-A-1, the "Series A Warrants") to the Company for cancellation. For the avoidance of doubt, the Lender shall retain Warrant No. SNT-B-1 to purchase 2,775,000 shares of the Company's common stock at an exercise price of $.90 per share.

The Lender hereby acknowledges that as of the date hereof,

a) Lender has the authority to enter into this letter agreement and this letter agreement is a valid and legally binding obligation of Lender enforceable against it in accordance with

its terms and each document and instrument of transfer contemplated by this letter agreement, when executed and delivered by Lender in accordance with the provisions hereof, shall be valid and legally binding upon Lender in accordance with its terms;

b) Lender is the sole and exclusive registered and beneficial owner of the Debentures and Series A Warrants and Lender has good, valid and marketable title thereto, free and clear of any liens, charges, pledges or other encumbrances. Upon delivery of the Payoff Amount, as provided for in this letter agreement, the Company will receive good, valid and marketable title to the Debentures and Series A Warrants, free and clear of any liens, charges, pledges or other encumbrances; and

c) Lender is an accredited investor as defined under the 1934 Act. Lender has had access to all reports required to be filed by the Company (the "SEC Reports") under the 1934 Act as well as other material information concerning the Company which is known to the Company. The Lender represents that it has had the opportunity to ask questions of, and receive answers from, the Company regarding the foregoing documents and information. Lender acknowledges that it is aware that the Company may have had access to material, nonpublic information regarding the Company, its financial condition, operations, businesses, assets, liabilities, management, projections, plans and appraisals. Lender acknowledges and agrees that Company has no obligation to disclose to Lender any of the information referred to above, and Lender represents that it has conducted its own investigation, to the extent Lender determines it necessary or desirable, regarding the foregoing information and this transaction.

The Company hereby acknowledges that as of the date hereof,

a) The Company has the legal authority to enter into and to consummate the transactions contemplated by this letter agreement; and

b) The execution, delivery and performance of this letter agreement have been duly and validly authorized within the Company. This letter agreement is a valid and legally binding obligation of the Company enforceable against it in accordance with its terms and each document and instrument of transfer contemplated by this letter agreement, when executed and delivered by the Company in accordance with the provisions hereof, shall be valid and legally binding upon the Company in accordance with its terms.

The Lender hereby (i) acknowledges and agrees that payment of the Payoff Amount (plus any per diem interest) will constitute payment in full of all of the Obligations, (ii) releases, effective upon the receipt of the Payoff Amount, all security interests and liens which the Company may have granted to the Lender, and (iii) agrees that, effective upon receipt of the Payoff Amount, neither the Company nor any successor entity to the Company shall have any further liabilities or obligations under the Debentures, the Security Documents (as such term is defined in the Securities Purchase Agreement, dated August 1, 2007, between the Lender and the Company) or the Deposit Account Control Agreement, dated October 19, 2007, between the Lender, the Company and PNC Bank, National Association. The Lender hereby consents to the early repayment of the Debentures as may be required pursuant to the Debentures.

The Investor, upon receipt of the Payoff Amount, authorizes the Company and its subsidiaries to file the UCC-3 termination statements attached hereto as Exhibit B effecting the release of security interests and liens.

[Remainder of Page Intentionally Left Blank]

This letter agreement may be executed in one or more counterparts each of which taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed an original signature hereto.

Very truly yours,

YA GLOBAL INVESTMENTS LP
By: Yorkville Advisors LLC
Its: ~~Investment~~ Manager

By: ______________________
Name: David Gonzalez
Title: Member

Acknowledged and Agreed to
as of this 3 day of March 2010:

SENESCO TECHNOLOGIES, INC.

By: ______________________
Name: Joel Brooks
Title: CFO

167836.3
DB1/64475272.1

Exhibit A
Wire Instructions

Bank Name Wachovia Bank, N.A.

Address 101 Hudson Street, Jersey City, NJ

Routing Number 031 201 467

Bank Telephone No.: 201-413-6608

Name of Account YA Global Investments, L.P.

Account Number 2000031475547

Exhibit B
Form of UCC-3